Exhibit 99.1

Press Release

Bio-Rad Reports Fourth-Quarter and Full-Year 2019 Financial Results

HERCULES, Calif.- February 13, 2020-Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a global leader of life science research and clinical diagnostic products, today announced financial results for the fourth quarter and full year ended December 31, 2019.

Fourth-quarter 2019 net sales were $624.4 million, an increase of 1.2 percent compared to $616.8 million reported for the fourth quarter of 2018. On a currency-neutral basis, quarterly sales increased 2.3 percent compared to the same period in 2018. Fourth-quarter gross margin was 52.9 percent compared to 53.9 percent during the fourth quarter in 2018. As previously disclosed, we experienced a cyberattack on our network on December 5, 2019. We immediately took affected systems offline as part of our comprehensive response to contain the activity. We have since resumed normal operations, although this occurrence did have an impact on sales and operations during December 2019.

Life Science segment net sales for the fourth quarter were $242.0 million, an increase of 1.0 percent compared to the same period in 2018. On a currency-neutral basis, Life Science segment sales increased by 1.8 percent compared to the same quarter in 2018. Currency-neutral sales growth was primarily driven by growth of Process Media, Droplet Digital PCR and Food Safety products. On a geographic view, the sales increase was due to growth in North America and Europe.

Clinical Diagnostics segment net sales for the fourth quarter were $379.0 million, an increase of 1.6 percent compared to the same period in 2018. On a currency-neutral basis, net sales were up 2.8 percent compared to the same quarter last year. Currency-neutral sales were primarily attributed to Diabetes, Quality Controls, Autoimmune, and Blood Typing products. Sales increase during the fourth quarter of 2019 was the result of growth in Asia and the Americas.

Net income for the fourth quarter of 2019 was $553.5 million, or $18.31 per share on a diluted basis, compared to a net loss of ($828.5) million, or ($27.73) per share on a diluted basis, during the same period in 2018. Net income for the fourth quarter of 2019 was significantly and favorably impacted by the recognition on the income statement of changes in the fair market value of equity securities reflecting an increase in value of $646.0 million during the fourth quarter of 2019, primarily related to our holdings of Sartorius AG.

The effective tax rate for the fourth quarter of 2019 was 20.9 percent, compared to 20.4 percent for the same period in 2018.

“Aside from the impact of the cyberattack on our network in December, sales performance for the fourth quarter reflected continued momentum of many of our key life science and diagnostic product lines,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “Looking back at the year, we are encouraged by our overall performance, in particular, our core operating results that provide us with good momentum toward continued topline growth and reaching our long-term goals as we head into 2020.”

GAAP Results
	Q4 2019	Q4 2018
Revenue (millions)	$624.4	$616.8
Gross margin	52.9%	53.9%
Operating margin	9.5%	(36.8)%
Net income (loss) (millions)	$553.5	$(828.5)
Income (loss) per diluted share	$18.31	$(27.73)

Non-GAAP Results
	Q4 2019	Q4 2018
Gross margin	54.1%	55.4%
Operating margin	14.3%	14.3%
Net income (millions)	$70.0	$63.1
Income per diluted share	$2.32	$2.09

A reconciliation between GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release. Non-GAAP adjustments include amortization of purchased intangibles; acquisition-related expenses and benefits; restructuring, impairment charges and valuation changes in equity-owned investments; gains and losses on equity-method investments; significant litigation charges or benefits and legal costs; and, discrete income tax events and the income tax effect on these non-GAAP adjustments.

Non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS) are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Non-GAAP Reporting.”

Non-GAAP net income for the fourth quarter of 2019 was $70.0 million, or $2.32 per share on a diluted basis, compared to $63.1 million, or $2.09 per share on a diluted basis, during the same period in 2018. The non-GAAP effective tax rate for the fourth quarter of 2019 was 17.7 percent, compared to 28.7 percent for the same period in 2018. The lower rate in 2019 was largely driven by favorable regulatory guidance relating to U.S. Tax reform issued in the fourth quarter of 2019.

The following table represents a reconciliation of Bio-Rad’s reported net income and diluted income per share to non-GAAP net income and non-GAAP diluted income per share for the three months and for the full year ended December 31, 2019 and 2018:

	Three Months Ended		Year Ended
(in thousands, except per share data)	December 31,		December 31,
	2019	2018	2019	2018
GAAP net income (loss)	$553,486	$(828,529)	$1,758,675	$365,614
Amortization of purchased intangibles	6,663	6,016	23,153	26,195
Legal matters	2,248	10,143	6,841	23,352
Acquisition related benefits	(2,849)	(127)	(10,611)	(2,989)
Restructuring costs	23,720	6,901	29,469	8,379
Goodwill and long-lived assets impairment	—	292,513	—	292,513
Valuation (gain) loss on equity-owned securities	(645,988)	814,109	(2,030,987)	(606,230)
Loss on equity-method investments	1,845	66	2,543	691
Other non-recurring items	—	—	(759)	(9,208)
Income tax effect on non-GAAP adjustments	130,871	(238,042)	434,761	77,234
Non-GAAP net income	$69,996	$63,050	$213,085	$175,551

GAAP diluted income (loss) per share	$18.31	$(27.73)	$58.27	$12.10
Non-GAAP diluted income per share	$2.32	$2.09	$7.06	$5.81

Full Year 2019 Results

On a reported basis, net sales for the full year of 2019 increased 1.0 percent to $2,311.7 million compared to $2,289.4 million for the full year of 2018. On a currency-neutral basis, net sales grew 3.3 percent. Full-year reported net sales for the Life Science segment were $885.9 million, an increase of 2.8 percent compared to 2018. On a currency-neutral basis sales increased 4.6 percent versus 2018. Full-year reported net sales for the Clinical Diagnostics segment were $1,412.0 million, flat compared to 2018, or an increase of 2.8 percent on a currency-neutral basis. Full-year gross margin was 54.4 percent, compared to 53.4 percent during the same period in 2018.

Net income for 2019 was $1,758.7 million, or $58.27 per share on a fully diluted basis, compared to $365.6 million, or $12.10 per share, respectively, during the same period in 2018. This significant increase was primarily due to the change in fair market value of our equity securities in 2019 primarily related to our holdings of Sartorius AG.

The effective tax rate in 2019 was 22.2 percent compared to 28.7 percent in 2018. The tax rate in 2019 and 2018 was driven by the large unrealized gain in equity securities. The rate in 2018 was also impacted by our accounting for U.S. Tax reform and non-deductible goodwill impairment.

2019 Full-Year Highlights

•	Full-year sales were $2,311.7 million compared to $2,289.4 million for the full year of 2018. After normalizing for the impact of currency, full-year sales increased 3.3 percent.

•	Year-to-date net income for 2019 was $1,758.7 million, or $58.27 per share on a fully diluted basis, compared to $365.6 million, or $12.10 per share, respectively, during the same period in 2018.

•
In February, Bio-Rad’s QXDx AutoDG ddPCR System and QXDx BCR-ABL %IS Kit were the industry’s first digital PCR products to receive U.S. Food and Drug Administration (FDA) clearance. The system uses Bio-Rad's Droplet Digital PCR (ddPCR) technology to monitor and quantitate the molecular response of chronic myeloid leukemia patients undergoing tyrosine kinase inhibitor therapy.

•
During the second quarter, Bio-Rad announced the launch of an innovative test to aid in the diagnosis of Lyme disease with the FDA clearance of its BioPlex 2200 Lyme Total Assay. Also during the second quarter, Bio-Rad’s IH-500 automated random access system for blood typing and screening, received FDA 510(k) clearance.

•	In April, Bio-Rad named Ilan Daskal as Executive Vice President and Chief Financial Officer and Andrew Last as Executive Vice President and Chief Operating Officer.

•
In June, Bio-Rad announced the launch of its scATAC-Seq solution, a single-cell assay for transposase-accessible chromatin using sequencing, offering high capture efficiency and sensitivity for profiling of gene regulation of individual human cells.

•
In August, Bio-Rad acquired Exact Diagnostics, a leading provider of a broad range of molecular diagnostics controls. With this acquisition, Bio-Rad expanded its line of quality control products in the area of transplant, respiratory, virology, microbiology, sexually transmitted infections, and vector-borne diseases.

•
In November, Bio-Rad installed its QX ONE Droplet Digital PCR System at select customer labs prior to the official product launch. The system automates the company’s Droplet Digital technology into a single integrated instrument designed for drug development and manufacturing quality control as well as other highly critical testing environments.

2020 Financial Outlook

For the full year 2020, the company anticipates currency-neutral revenue growth of approximately 4.5 to 5.25 percent and improved profitability with an estimated non-GAAP operating margin of 13.8 to 14.3 percent. Management will discuss this outlook in greater detail on the fourth-quarter and full-year 2019 financial results conference call.

“Looking ahead to 2020, we expect another year of progress driven by a combination of healthy markets, new products, and a focus on operating efficiencies,” Mr. Schwartz said. “We continue to pursue our goal of 20 percent adjusted EBITDA run rate by the end of the year.”

Non-GAAP Reporting

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, valuation changes of equity owned investments, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.
We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:
Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions such as transaction costs; professional fees for assistance with the transaction; valuation or integration costs; changes in the fair value of contingent consideration; gain or loss on settlement of pre-existing relationships with the acquired entity; or adjustments to purchase price. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges, valuation changes in equity owned investments and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets, charges and benefits arising from valuation changes in equity owned investments and gains and losses on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.
Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.
From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.
There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Conference Call and Webcast

Management will discuss fourth quarter and full year ended December 31, 2019 results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) February 13, 2020. Interested parties may access the call at 855-779-9068 within the U.S. or 631-485-4862 outside the U.S., Conference ID: 1397614. You may also listen to the conference call via a webcast that is available in the "Investor Relations" section of our website under “Quarterly Results” at www.bio-rad.com. The webcast will be available for up to a year.

BIO-RAD, DDPCR, and DROPLET DIGITAL PCR are trademarks of Bio-Rad Laboratories,
Inc. in certain jurisdictions.

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) is a global leader in developing, manufacturing, and marketing a broad range of innovative products for the life science research and clinical diagnostic markets. With a focus on quality and customer service for over 65 years, our products advance the discovery process and improve healthcare. Our customers are university and research institutions, hospitals, public health and commercial laboratories, biotechnology, pharmaceutical, as well as applied laboratories that include food safety and environmental quality. Founded in 1952, Bio-Rad is based in Hercules, California, and has a global network of operations with more than 8,000 employees worldwide. Bio-Rad had revenues exceeding $2.3 billion in 2019. For more information, please visit bio-rad.com.

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results, the growth of our business, sales performance for the fourth quarter (aside from the impact of the cyberattack on our network in December) reflecting continued momentum of many of our key life science and diagnostic product lines, our core operating results providing us with good momentum toward continued topline growth and reaching our long-term goals as we head into 2020, for the full year 2020 anticipating currency-neutral revenue growth of approximately 4.5 to 5.25 percent and improved profitability with an estimated non-GAAP operating margin of 13.8 to 14.3 percent, expecting another year of progress driven by a combination of healthy markets, new products, and a focus on operating efficiencies, and continuing to pursue our goal of 20 percent adjusted EBITDA run rate by the end of the year. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "anticipate," "estimate," "expect," "continue," "believe," "will," "project," "assume," "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include our ability to develop and market new or improved products, our ability to compete effectively, international legal and regulatory risks, risks relating to breaches of our information systems, global economic conditions, foreign currency exchange fluctuations, recent and planned changes to our global organizational structure and executive management team, product quality and liability issues, reductions in government funding or capital spending of our customers, our ability to integrate acquired companies, products or technologies into our company successfully, supply chain issues, changes in the healthcare industry, difficulties in implementing our global enterprise resource planning system, and natural disasters and other catastrophic events beyond our control. For further information regarding the

Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2019 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Bio-Rad Laboratories, Inc.
Ilan Daskal, Executive Vice President
& Chief Financial Officer
510-724-7000
investor_relations@bio-rad.com

Press Contact:
Bio-Rad Laboratories, Inc.
Tina Cuccia, Corporate Communications
510-724-7000
tina_cuccia@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net sales	$624,428	$616,847	$2,311,659	$2,289,415
Cost of goods sold	293,989	284,282	1,054,663	1,066,264
Gross profit	330,439	332,565	1,256,996	1,223,151
Selling, general and administrative expense	214,165	214,032	824,625	834,783
Research and development expense	57,069	53,074	202,710	199,196
Impairment losses on goodwill and long-lived assets	—	292,513	—	292,513
Income (loss) from operations	59,205	(227,054)	229,661	(103,341)
Interest expense	6,064	6,139	23,416	23,962
Foreign currency exchange (gains) losses, net	(1,166)	950	2,245	2,861
Change in fair market value of equity securities	(645,988)	814,109	(2,030,987)	(606,230)
Other (income) expense, net	865	(7,005)	(26,094)	(36,593)
Income (loss) before income taxes	699,430	(1,041,247)	2,261,081	512,659
(Provision for) benefit from income taxes	(145,944)	212,718	(502,406)	(147,045)
Net income (loss)	$553,486	$(828,529)	$1,758,675	$365,614

Basic earnings (loss) per share:
Net income (loss) per basic share	$18.50	$(27.73)	$58.93	$12.25
Weighted average common shares - basic	29,924	29,878	29,843	29,836

Diluted earnings (loss) per share:
Net income (loss) per diluted share	$18.31	$(27.73)	$58.27	$12.10
Weighted average common shares - diluted	30,221	29,878	30,184	30,228

Note: As a result of the net loss for the three months ended December 31, 2018, all potentially issuable common shares have been excluded from the diluted shares used in the computation of earnings per share as their effect was anti-dilutive.

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2019	December 31, 2018

Current assets:
Cash and cash equivalents	$660,672	$431,526
Short-term investments	459,533	418,830
Accounts receivable, net	392,672	392,443
Inventories, net	554,007	583,815
Other current assets	113,271	196,864
Total current assets	2,180,155	2,023,478

Property, plant and equipment, net	499,339	508,690
Operating lease right-of-use assets	201,868	—
Goodwill, net	264,131	219,770
Purchased intangibles, net	145,525	133,123
Other investments	4,638,205	2,655,709
Other assets	79,636	70,298
Total assets	$8,008,859	$5,611,068

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$287,098	$265,960
Current maturities of long-term debt	426,172	493
Income and other taxes payable	36,285	56,188
Other current liabilities	155,940	128,154
Total current liabilities	905,495	450,795

Long-term debt, net of current maturities	13,579	438,937
Other long-term liabilities	1,334,728	701,005
Total liabilities	2,253,802	1,590,737

Total stockholders’ equity	5,755,057	4,020,331
Total liabilities and stockholders’ equity	$8,008,859	$5,611,068

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31,
	2019	2018
Cash flows from operating activities:
Cash received from customers	$2,311,925	$2,326,310
Cash paid to suppliers and employees	(1,818,575)	(1,989,685)
Interest paid, net	(22,330)	(22,703)
Income tax payments, net	(45,081)	(62,414)
Other operating activities	31,958	33,986
Net cash provided by operating activities	457,897	285,494
Cash flows from investing activities:
(Payments for) proceeds from acquisitions	(79,386)	266
Other investing activities	(129,503)	(187,244)
Net cash used in investing activities	(208,889)	(186,978)
Cash flows from financing activities:
Payments on long-term borrowings	(643)	(2,961)
Other financing activities	(22,115)	(45,719)
Net cash used in financing activities	(22,758)	(48,680)
Effect of foreign exchange rate changes on cash	2,237	(655)
Net increase in cash, cash equivalents, and restricted cash	228,487	49,181
Cash, cash equivalents, and restricted cash at beginning of year	434,164	384,983
Cash, cash equivalents, and restricted cash at end of year	$662,651	$434,164

Reconciliation of net income to net cash provided by operating activities:
Net income	$1,758,675	$365,614
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	134,238	138,088
Reduction in the carrying amount of right-of-use assets	40,339	—
Impairment losses on goodwill and long-lived assets	—	292,513
Changes in working capital	55,392	(34,945)
Other	(1,530,747)	(475,776)
Net cash provided by operating activities	$457,897	$285,494

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; valuation changes of equity owned investments; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	December 31, 2019	% of revenue	December 31, 2018	% of revenue	December 31, 2019	% of revenue	December 31, 2018	% of revenue

GAAP cost of goods sold	$293,989		$284,282		$1,054,663		$1,066,264
Amortization of purchased intangibles	(4,532)		(4,239)		(15,898)		(18,491)
Acquisition related benefits (costs) (1)	1,508		—		8,911		—
Restructuring benefits (costs)	(4,397)		(5,144)		(7,448)		(7,028)
Non-GAAP cost of goods sold	$286,568		$274,899		$1,040,228		$1,040,745

GAAP gross profit	$330,439	52.9%	$332,565	53.9%	$1,256,996	54.4%	$1,223,151	53.4%
Amortization of purchased intangibles	4,532		4,239		15,898		18,491
Acquisition related (benefits) costs (1)	(1,508)		—		(8,911)		—
Restructuring (benefits) costs	4,397		5,144		7,448		7,028
Non-GAAP gross profit	$337,860	54.1%	$341,948	55.4%	$1,271,431	55.0%	$1,248,670	54.5%

GAAP selling, general and administrative expense	$214,165	$214,032	$824,625	$834,783
Amortization of purchased intangibles	(2,131)	(1,777)	(7,255)	(7,704)
Legal matters	(2,248)	(10,143)	(6,841)	(23,352)
Acquisition related benefits (costs) (1)	1,341	127	1,700	3,501
Restructuring benefits (costs)	(13,200)	(421)	(16,002)	(855)
Non-GAAP selling, general and administrative expense	$197,927	$201,818	$796,227	$806,373

GAAP research and development expense	$57,069	$53,074	$202,710	$199,196
Acquisition related benefits (costs) (1)	—	—	—	(512)
Restructuring benefits (costs)	(6,123)	(1,336)	(6,019)	(496)
Non-GAAP research and development expense	$50,946	$51,738	$196,691	$198,188

GAAP impairment losses on goodwill and long-lived assets	$—	$292,513	$—	$292,513
Goodwill and long-lived assets impairment	—	(292,513)	—	(292,513)
Non-GAAP impairment losses on goodwill and long-lived assets	$—	$—	$—	$—

GAAP income (loss) from operations	$59,205	9.5%	$(227,054)	(36.8)%	$229,661	9.9%	$(103,341)	(4.5)%
Amortization of purchased intangibles	6,663		6,016		23,153		26,195
Legal matters	2,248		10,143		6,841		23,352
Acquisition related (benefits) costs (1)	(2,849)		(127)		(10,611)		(2,989)
Restructuring (benefits) costs	23,720		6,901		29,469		8,379
Goodwill and long-lived assets impairment	—		292,513		—		292,513
Non-GAAP income from operations	$88,987	14.3%	$88,392	14.3%	$278,513	12.0%	$244,109	10.7%

GAAP change in fair market value of equity securities	$(645,988)	$814,109	$(2,030,987)	$(606,230)
Valuation (loss) gain on equity-owned securities	645,988	(814,109)	2,030,987	606,230
Non-GAAP change in fair market value of equity securities	$—	$—	$—	$—

GAAP other (income) expense, net	$865	$(7,005)	$(26,094)	$(36,593)
(Loss) gain on equity-method investments	(1,845)	(66)	(2,543)	(691)
Other non-recurring items (2)	—	—	759	9,208
Non-GAAP other (income) expense, net	$(980)	$(7,071)	$(27,878)	$(28,076)

GAAP income (loss) before income taxes	$699,430	$(1,041,247)	$2,261,081	$512,659
Amortization of purchased intangibles	6,663	6,016	23,153	26,195
Legal matters	2,248	10,143	6,841	23,352
Acquisition related (benefits) costs (1)	(2,849)	(127)	(10,611)	(2,989)
Restructuring (benefits) costs	23,720	6,901	29,469	8,379
Goodwill and long-lived assets impairment	—	292,513	—	292,513
Valuation loss (gain) on equity-owned securities	(645,988)	814,109	(2,030,987)	(606,230)
Loss (gain) on equity-method investments	1,845	66	2,543	691
Other non-recurring items (2)	—	—	(759)	(9,208)
Non-GAAP income before income taxes	$85,069	$88,374	$280,730	$245,362

GAAP (provision for) benefit from income taxes	$(145,944)	$212,718	$(502,406)	$(147,045)
Income tax effect of non-GAAP adjustments (3)	130,871	(238,042)	434,761	77,234
Non-GAAP provision for income taxes	$(15,073)	$(25,324)	$(67,645)	$(69,811)

GAAP net income (loss)	$553,486	88.6%	$(828,529)	(134.3)%	$1,758,675	76.1%	$365,614	16.0%
Amortization of purchased intangibles	6,663		6,016		23,153		26,195
Legal matters	2,248		10,143		6,841		23,352
Acquisition related (benefits) costs (1)	(2,849)		(127)		(10,611)		(2,989)
Restructuring (benefits) costs	23,720		6,901		29,469		8,379
Goodwill and long-lived assets impairment	—		292,513		—		292,513
Valuation loss (gain) on equity-owned securities	(645,988)		814,109		(2,030,987)		(606,230)
Loss (gain) on equity-method investments	1,845		66		2,543		691
Other non-recurring items (2)	—		—		(759)		(9,208)
Income tax effect of non-GAAP adjustments (3)	130,871		(238,042)		434,761		77,234
Non-GAAP net income	$69,996	11.2%	$63,050	10.2%	$213,085	9.2%	$175,551	7.7%

GAAP diluted income (loss) per share	$18.31	$(27.73)	$58.27	$12.10
Amortization of purchased intangibles	0.22	0.20	0.77	0.87
Legal matters	0.07	0.34	0.23	0.77
Acquisition related (benefits) costs (1)	(0.09)	—	(0.35)	(0.10)
Restructuring (benefits) costs	0.78	0.23	0.98	0.28
Goodwill and long-lived assets impairment	—	9.70	—	9.68
Valuation loss (gain) on equity-owned securities	(21.38)	26.99	(67.29)	(20.06)
Loss (gain) on equity-method investments	0.06	—	0.08	0.02
Other non-recurring items (2)	—	—	(0.03)	(0.30)
Income tax effect of non-GAAP adjustments (3)	4.35	(7.90)	14.40	2.55
Add back anti-dilutive shares	—	0.26	—	—
Non-GAAP diluted income per share	$2.32	$2.09	$7.06	$5.81

GAAP diluted weighted average shares used in per share calculation	30,221	29,878	30,184	30,228
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	287	—	—
Non-GAAP diluted weighted average shares used in per share calculation	30,221	30,165	30,184	30,228

(1) Release of contingent consideration and other acquisition-related (benefits) expenses.
(2) Gain on the sale of a product line (2018 and 2019), and gain on the sale of land (2018).
(3) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

2020 Financial Outlook

Forecasted non-GAAP operating margin excludes 93 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities.